Contact: Clement B. Knapp, Jr.
FOR IMMEDIATE RELEASE
President
(219) 836-5870

April 26, 2006

AMB FINANCIAL ANNOUNCES QUARTER RESULTS AND PAYMENT OF CASH DIVIDENDS

Munster, Indiana - AMB Financial Corp. (OTCBB: AMFC) (the “Company”) the parent holding company for American Savings, FSB (the “Bank”) announced today that net income for the first quarter ended March 31, 2006 totaled $250,000, or $.24 per diluted share, up 71% compared to 2005 first quarter earnings per share. Net income was $144,000, or $.14 per diluted share in last year’s first quarter. The increased earnings per share compared to last year resulted primarily from a lower loan loss provision as well as increased income from real estate operations and fee income offset in part by higher non-interest expense, primarily staffing costs, and professional fees. Return on average equity and return on average assets were 6.92% and .59%, respectively, in the current quarter compared to 4.24% and .37% in last year’s comparable period.

AMB Financial Corp. also announced that it will pay a regular cash dividend of $.08 per share for the quarter ended March 31, 2006. The dividend will be payable on May 24, 2006 to the shareholders of record on May 10, 2006.

Results for the Quarter Ended March 31, 2006 Compared to the Quarter Ended March 31, 2005

Net interest income for the current quarter totaled $1.15 million, up slightly from the $1.13 million for last year’s first quarter. Compared to the prior year’s quarter, the Bank’s net interest margin declined 23 basis points to 3.00% in the quarter due to a combination of the flattening yield curve and rising rates as well as increased pricing competition in the Company’s markets. The increase in the cost of deposits to 2.87% for the current quarter compared to 2.01% in the prior year’s quarter reflects higher short-term interest rates and a change in the mix of the Company’s deposit portfolio as consumer preference has shifted toward higher yielding certificates of deposit and out of passbook and money market accounts.

Higher interest rates also resulted in increased asset yields, but these advances were not as significant as the increased cost of interest-bearing liabilities. Asset yields increased to 6.30% in the current quarter compared to 5.73% in the prior year’s quarter. The yield on loans receivable increased by 52 basis points driven by higher rates on new originations, primarily single-family mortgage loans, as well as the increased yield on equity line of credit and other adjustable rate loans, which in a rising rate environment, reprice more quickly than other components of the loan portfolio.

Average interest-earning assets increased by $12.8 million, or 9.2% to $152.9 million during the three months ended March 31, 2006 compared to the prior year quarter. This growth was generated almost entirely to an increase in the average balance of loans receivable. The average balance of interest-bearing liabilities also rose by a similar amount with the increase due primarily to an increase in the average balance of deposit accounts.

Non-interest income increased to $384,000 in the current quarter, compared to $271,000 reported in last year’s first quarter. The increase in non-interest income was primarily attributable to $51,000 in income from real estate operations as the Company completed its first two sales of real estate held for development and a $30,000 increase in service fee income relating to the accounts receivable programs due to increased volumes from those accounts serviced by the Bank as well as those serviced by others. The Company also recorded an unrealized loss of $5,000 in the current quarter compared to a $26,000 unrealized loss in the year ago quarter from trading account securities as the market price of the Company’s portfolio of small thrift and community bank stocks declined more rapidly in the prior year’s quarter due to a general decline in financial institution stock prices during that time period. In addition, the Company also incurred a loss of $18,000 in the current quarter compared to a loss of $22,500 in the prior year’s quarter, related to an investment in a low-income housing joint venture. As a result of this investment, the Company recorded an offsetting $35,000 in federal income tax credits during both periods which resulted in the reduction of the Company’s effect income tax rate.

Non-interest expense totaled $1.17 million in the current quarter, compared to $1.06 million reported for the quarter ended March 31, 2005. The increase resulted primarily from increased staffing costs of $41,000 due to normal salary and benefit increases, increased advertising costs of $16,000 as the Company continues to aggressively promote the products and services it offers in its community and increased professional fees of $39,000. The increase in professional fees relates to increases in both internal and external auditing and, an extensive loan file review and compliance review that occurred during the current quarter. Offsetting these increases was a decline of $13,000 in data processing costs due in part to increased efficiencies which were undertaken during 2005.

The Company recorded a provision for loan losses of $27,000 during the quarter as compared to $154,000 during the prior year’s quarter. The increased provision during the prior year’s quarter was primarily the result of the Company authorizing the establishment of $105,000 of additional reserves against three non-accrual loans which were subsequently charged-off in April, 2005. During the current quarter, the Bank recorded $31,000 of net loan charge-offs, including $26,000 in one-to-four family residential loans and the balance in consumer loans. The Bank’s general allowance for loan losses was $744,000 at March 31, 2006, which was equal to 38.9% of non-performing loans and .50% of net loans receivable.

Income tax expense totaled $88,000 in the current quarter, an effective tax rate of 25.6%, compared to $40,000 or an effective tax rate of 21.9% for the quarter ended March 31, 2005. Both periods were positively impacted by the recognition of approximately $35,000 in low-income housing tax credits which have a greater impact on the effective rate in a lower earnings period compared to a higher earnings periods.

Balance Sheet and Capital

Total assets of the Company increased by $6.2 million to $176.7 million at March 31, 2006 from $170.5 million reported at December 31, 2005. The increase in assets during the three month period resulted from growth in loan balances, which totaled $148.5 million at March 31, 2006 compared to $140.0 million at December 31, 2005, an increase of $8.5 million. The increase was attributable in part to a $3.7 million adjustable rate single-family residential loan purchase and the purchase of a $1.0 million adjustable rate loan for the development of a 152 lot subdivision, both located out of state. In addition, the Bank funded a $1.9 million adjustable rate land development loan to a local developer.

The growth in loans was funded in part by a $4.5 million increase in borrowed money, a $1.0 million increase in deposits and a $2.1 million decline in cash balances. The increase in borrowed money was all from the FHLB of Indianapolis. As of March 31, 2006, the weighted average term to maturity of the FHLB of Indianapolis borrowings was 3.2 years compared to 3.0 years at December 31, 2005.

As of March 31, 2006, stockholders’ equity in AMB Financial Corp. totaled $14.4 million. The number of common shares outstanding at March 31, 2006 was 995,186 and the book value per common share outstanding was $14.49. The Bank’s tangible, core and risk-based capital percentages of 9.11%, 9.11% and 15.31%, respectively, at March 31, 2006 exceeded all regulatory requirements by a significant margin.

Non-performing assets increased during the past three months to $2.50 million or 1.41% of total assets at March 31, 2006 compared to $2.11 million or 1.24% of total assets at December 31, 2005. The increase in the most recent three month period relates to several delinquent single-family residential loans. Included in non-performing assets at March 31, 2006, were two commercial office buildings in our market area totaling $744,000 in the process of foreclosure. In addition, at March 31, 2006 the Company had title to four real estate owned properties in our market area totaling $584,000 which are currently valued at the lower of cost or net realizable value.

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that movements in interest rates could have on net interest income and loan repayments, (ii) changes in customer preference for our products and services, (iii) changes in national and local economic and market conditions, including prevailing real estate values, (iv) higher than anticipated operating expenses, (v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, (vii) legislation or regulations adversely affecting the Bank or the company, and (viii) the success of the Company’s workout programs for troubled assets.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community oriented institution offering a variety of traditional deposit and loan products. It operates three full service offices located in Dyer, Hammond and Munster, Indiana.

(Two pages of selected financial information are included with this release)

AMB Financial Corp.
Selected Financial Condition Data
(In Thousands)

	Mar. 31	Dec. 31
	2006	2005
	(Unaudited)

Total assets	176,735	170,466
Loans receivable, net	148,477	140,035
Mortgage-backed securities	1,553	1,664
Investment securities and interest bearing deposits	8,434	9,696
Deposits	128,463	127,435
Borrowed money	25,512	21,012
Guaranteed preferred beneficial interest
in the Company's subordinated debentures	5,000	5,000
Stockholders' equity	14,422	14,145

Selected Operations Data
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31

	2006	2005

Total interest income	$2,407	2,006
Total interest expense	1,259	874
Net interest income	1,148	1,132
Provision for loan losses	27	154
Net interest income after provision for
loan losses	1,121	978
Non-interest income:
Fees and service charges	284	250
Rental Income	35	35
Loss on trading securities	(5)	(26)
Loss from investment in joint venture	(18)	(23)
Income from real estate held for development	51	-
Increase in cash surrrender value of life insurance	30	30
Other operating income	7	5
Total non-interest income:	384	271
Non-interest expense:
Staffing cost	597	556
Advertising	41	25
Occupancy and equipment costs	107	106
Data processing	134	147
Professional fees	99	61
Federal deposit insurance premiums	4	4
Other	185	166
Total non-interest expense	1,167	1,065
Net income before income taxes	338	184
Provision for federal & state income taxes	88	40
Net income	$250	144

Earnings per share
Basic	$0.25	$0.15
Diluted	$0.24	$0.14

AMB Financial Corp.
Selected Financial Ratios and Other Data
(Unaudited)

	Three Months Ended
	March 31
	2006	2005
Performance Ratios:
Return on average assets	0.59%	0.37%
Return on average equity	7.00	4.24
Interest rate spread information:
Average during period	2.99	0.20
End of period	2.62	3.06
Net interest margin	3.00	3.23
Efficiency ratio	76.22	75.90
Ratio of operating expense to average total assets	2.74	2.72
Ratio of average interest earning assets to average
interest-bearing liabilities:	1.01x	1.01x
Weighted average common shares outstanding:
Basic	990,507	964,743
Diluted	1,041,153	1,024,271

	At	At
	Mar.31	Mar.31
	2006	2005
Quality Ratios:	(Unaudited)
Non-performing assets to total assets at end of
period	1.41%	1.22%
Allowance for loan losses to non-performing
loans	38.86%	44.60%
Allowance for loan losses to loans receivable, net	0.50	0.65

Capital Ratios:
Equity to total assets at end of period	8.16	8.32
Average equity to average assets	8.36	8.66

Other Data:
Number of full service offices	3	3